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                                Exhibit 99.1
                                ------------

        DeVry Inc. Announces Leadership Changes at DeVry University

          David Pauldine Appointed President of DeVry University


OAKBROOK TERRACE, Ill., (June 7, 2006) DeVry Inc. (NYSE: DV), an international higher-education company, today announced that O. John Skubiak, 56, would step down from his roles as president of DeVry University and executive vice president of DeVry Inc., effective July 1, 2006. Skubiak will transition to a part-time business development role focused primarily on the growth and development of Keller Graduate School of Management and DeVry University Centers.

"DeVry University and Keller Graduate School of Management have been a central focus of my life for more than 31 highly gratifying years," said Skubiak. "With a strong management team and succession plan in place, now is an appropriate time to turn over leadership of DeVry University. I want to express my deep appreciation to Ron Taylor and Dennis Keller for including me as they built the foundation of this remarkable organization."

Skubiak began his career with Keller Graduate School of Management in 1975 as assistant director of admissions and served in various operational roles before becoming dean of Keller Graduate School in 1988. In 2004, Skubiak was named president of DeVry University. "We are extremely grateful to John for his commitment to DeVry and its students throughout his long and successful career," said Ronald L. Taylor, chief executive officer of DeVry Inc. "John has been a friend and valued colleague for many years, and on behalf of the entire DeVry organization, I thank him for his strong leadership."

The company also announced that David J. Pauldine, 49, would succeed Skubiak as president of DeVry University. Pauldine re-joined the company in October 2005 as executive vice president, responsible for oversight and enhancement of the university's marketing and recruitment functions. Pauldine has 27 years of experience in the for-profit post-secondary education industry in operational and leadership roles, nine of which were with DeVry where he began his career. Prior to re-joining DeVry University, Pauldine served as campus president at The Art Institute of Seattle and The Art Institute of Fort Lauderdale. Most recently, he served as president of the Art Institute system of schools.

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Taylor continued, "David's operational and strategic experience coupled with his leadership and marketing expertise make him well suited for this new role. We believe David is the ideal person to improve integration of marketing and recruiting and to introduce new degree programs at both the associate and baccalaureate levels, taking us to the next phase of our planned growth."

Upon his appointment, David Pauldine remarked, "I am honored to have the opportunity to serve the students and employees of DeVry. I believe that we have a great opportunity to develop DeVry University into the preeminent applications-oriented university in North America."

DeVry Inc. (NYSE: DV) is the holding company for DeVry University, Ross University, Deaconess College of Nursing and Becker Professional Review.
DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, business and management. Ross University, through its schools of Medicine and Veterinary Medicine, offers both doctor of medicine and doctor of veterinary medicine degree programs. Deaconess College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Stalla CFA Review, provides preparatory coursework for the certified public accountant and chartered financial analyst exams. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about the company, visit http://www.devryinc.com/

Certain statements contained in this release, including those that affect DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2005 filed with the SEC September 13, 2005, especially in the section entitled "Forward Looking Statements" at the beginning of Part I and in the subsections of "Item 1 - Business" entitled "Competition," "Student Recruiting," "Accreditation and Approvals," "Tuition and Fees," "Financial Aid and
Financing Student Education," and "Career Services," and "Faculty."


Investor Contact:
Joan Bates
jbates@devry.com
630-574-1949

Media Contact:
Sarah Komuniecki
Dresner Corporate Services
skomuniecki@dresnerco.com
312-780-7208